UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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XOMA LTD.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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XOMA LTD.

2910 Seventh Street

Berkeley, California 94710

(510) 204-7200

April 13, 2006

To Our Shareholders:

You are cordially invited to attend the annual general meeting of shareholders of XOMA Ltd. on May 23, 2006 at 9:00 a.m. local time, which will be held at The Claremont Hotel, Ashby and Domingo Avenues, Berkeley, California.

Details of business to be conducted at the annual general meeting are provided in the enclosed Notice of Annual General Meeting of Shareholders and Proxy Statement. Also enclosed for your information is a copy of our Annual Report to Shareholders for 2005. Some of our shareholders will be accessing these materials and appointing a proxy through the Internet and may not be receiving a paper proxy card by mail.

We hope that you will attend the annual general meeting. In any event, please promptly sign, date and return the enclosed proxy in the accompanying reply envelope or appoint a proxy by telephone or through the Internet.

Sincerely yours,

John L. Castello Chairman of the Board, President and Chief Executive Officer

Enclosures

XOMA LTD.

NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS

TO BE HELD AT 9:00 A.M. ON MAY 23, 2006

To the Shareholders of XOMA Ltd.:

Notice is hereby given that the annual general meeting of shareholders of XOMA Ltd. (the “Company”) will be held at The Claremont Hotel, Ashby and Domingo Avenues, Berkeley, California, on May 23, 2006, at 9:00 a.m. local time, for the following purposes:

1.	To elect directors;

2.	To appoint Ernst & Young LLP to act as the Company’s independent auditors for the 2006 fiscal year and authorize the Board to agree to such auditors’ fee;

3.	To receive the Company’s audited financial statements for the 2005 fiscal year;

4.	To approve an amendment to the Company’s Restricted Share Plan to eliminate the provisions thereof that permit the issuance of shares at a price, and the granting of options with an exercise price, representing a discount to the fair market price of the common shares on the date of issuance or grant, as the case may be;

5.	To approve amendments to the Company’s 1981 Share Option Plan and Restricted Share Plan to increase the number of shares issuable over the terms of the two plans by 3,450,000 shares to 14,600,000 shares in the aggregate;

6.	To approve an amendment to the Company’s Restricted Share Plan to increase the number of shares issuable over the term of the plan by 750,000 shares (which shares will come out of the 3,450,000 share increase referred to in item 5 above) to 2,250,000 shares in the aggregate; and

7.	To consider and transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The Board of Directors has fixed the close of business on March 30, 2006, as the record date for the determination of shareholders entitled to notice of, and to vote at, this meeting and at any adjournment or postponement thereof.

By Order of the Board of Directors

Christopher J. Margolin Secretary

April 13, 2006

Berkeley, California

YOUR VOTE IS IMPORTANT

You are cordially invited to attend the meeting in person. Whether or not you plan to attend the meeting, please promptly mark, sign and date the enclosed proxy and mail it in the accompanying postage pre-paid envelope or appoint a proxy by telephone or through the Internet.

XOMA LTD.

PROXY STATEMENT

TO THE SHAREHOLDERS:

The enclosed proxy is solicited on behalf of the Board of Directors of XOMA Ltd., a company organized under the laws of Bermuda (“XOMA” or the “Company”), for use at the annual general meeting of shareholders to be held at The Claremont Hotel, Ashby and Domingo Avenues, Berkeley, California, on May 23, 2006, at 9:00 a.m. local time, or any adjournment or postponement thereof, at which shareholders of record holding Common Shares on March 30, 2006, will be entitled to vote. On March 30, 2006, the Company had issued and outstanding 95,366,184 common shares, par value US$.0005 per share (“Common Shares”). Holders of Common Shares are entitled to one vote for each share held.

All registered shareholders can appoint a proxy by paper proxy or by telephone by following the instructions included with their proxy card. Shareholders whose Common Shares are registered in the name of a bank or brokerage firm should follow the instructions provided by their bank or brokerage firm on voting their Common Shares. Shareholders whose Common Shares are registered in the name of a bank or brokerage firm participating in the ADP Investor Communication Services online program may appoint a proxy electronically through the Internet. Instruction forms will be provided to shareholders whose bank or brokerage firm is participating in ADP’s program. Signing and returning the proxy card or submitting the proxy by telephone or through the Internet does not affect the right to vote in person at the annual general meeting.

In the case of registered shareholders, a proxy may be revoked at any time prior to its exercise by (a) giving written notice of such revocation to the Secretary of the Company at the Company’s principal office, 2910 Seventh Street, Berkeley, California 94710, (b) appearing and voting in person at the annual general meeting, (c) properly completing and executing a later-dated proxy and delivering it to the Company at or before the annual general meeting or (d) retransmitting a subsequent proxy by telephone before the annual general meeting. Presence without voting at the annual general meeting will not automatically revoke a proxy, and any revocation during the meeting will not affect votes previously taken. Shareholders whose Common Shares are registered in the name of a bank or brokerage firm should follow the instructions provided by their bank or brokerage firm on revoking their previously appointed proxies. Abstentions and broker non-votes are each included in the number of Common Shares present and entitled to vote for purposes of establishing a quorum but are not counted in tabulations of the votes cast on proposals presented to shareholders.

The Company will bear the entire cost of solicitation, including preparation, assembly, printing, and mailing of this proxy statement, the proxy card, and any additional material furnished to shareholders. Copies of solicitation material will be furnished to brokerage houses, fiduciaries, and custodians holding in their names Common Shares that are beneficially owned by others to forward to such beneficial owners. The solicitation of proxies may be supplemented by one or more of telephone, telegram, or personal solicitation by directors, officers, or employees of the Company for no additional compensation. We have also engaged Georgeson Shareholder Communications Inc. to assist in such solicitation at an estimated fee of $7,500 plus disbursements. Shareholders appointing a proxy through the Internet should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, that must be borne by the shareholder.

The Company intends to mail this proxy statement and make it available on the Internet on or about April 13, 2006.

SHARE OWNERSHIP

The following table sets forth certain information regarding all shareholders known by the Company to be the beneficial owners of more than 5% of the Company’s outstanding Common Shares and regarding each director, each executive officer and all directors and current executive officers as a group, together with the approximate percentages of outstanding Common Shares owned by each of them. Unless otherwise indicated, amounts are as of March 30, 2006 and each of the shareholders has sole voting and investment power with respect to the Common Shares beneficially owned, subject to community property laws where applicable.

Name of Beneficial Owner	Number of Common Shares Beneficially Owned	Percentage of Common Shares Beneficially Owned
OrbiMed Group(1)	12,938,227	13.6%
Platinum Asset Management Limited(2)	7,830,313	8.2%
Joseph L. Harrosh(3)	6,935,182	7.3%
D.E. Shaw(4)	4,946,412	5.2%
James G. Andress(5)	68,000	*
William K. Bowes, Jr.(6)	98,069	*
J. David Boyle II(7)	30,406	*
John L. Castello(8)	699,223	*
Peter Barton Hutt(9)	20,000	*
Arthur Kornberg, M.D.(10)	78,000	*
Christopher J. Margolin(11)	363,790	*
Patrick J. Scannon, M.D., Ph.D.(12)	346,765	*
W. Denman Van Ness(13)	102,611	*
Patrick J. Zenner(14)	42,500	*
All executive officers and directors as a group as of the record date (10 persons)(15)	1,849,364	1.9%

*	Indicates less than 1%.
(1)	As reported by the group comprised of OrbiMed Capital LLC, OrbiMed Advisors LLC and Samuel D. Isaly (collectively, the “OrbiMed Group”) on Schedule 13G/A filed with the Securities and Exchange Commission on February 10, 2006. Members of the OrbiMed Group are investment advisors and hold the securities on behalf of other persons who have the right to receive or the power to direct the receipt of dividends from, or proceeds from sale of, such securities. None of such other persons have an interest in the securities whose ownership is reported on the Schedule 13G that relates to more than 5% of the class. Information is as of December 31, 2005.
(2)	As reported by Platinum Asset Management Limited on Schedule 13G filed with the Securities and Exchange Commission on February 14, 2006. Amount is as of December 31, 2005.
(3)	As reported by Joseph L. Harrosh on Schedule 13G/A filed with the Securities and Exchange Commission on January 10, 2006, consists of Common Shares issuable upon conversion of $13,000,000 aggregate principal amount of 6.50% Convertible Senior Notes due 2012 (“Convertible Notes”). Amount is as of December 31, 2005.
(4)	As reported by D.E. Shaw Valence Portfolios, L.L.C. (“D.E. Shaw Valence”), D.E. Shaw & Co., L.P. and David E. Shaw on Schedule 13G filed with the Securities and Exchange Commission on January 24, 2006, (a) consists of 1,745,559 Common Shares in the name of D.E Shaw Valence, 533,475 Common Shares issuable in the name of D.E. Shaw Valence upon conversion of $1,000,000 aggregate principal amount of Convertible Notes and 2,667,378 Common Shares issuable in the name of a swap counterparty to which D.E. Valence has exposure upon conversion of $5,000,000 aggregate principal amount of Convertible Notes and (b) each of these reporting persons has shared voting power over 2,279,034 of such Common Shares and shared dispositive power over all 4,946,412 of such Common Shares. Information is as of January 23, 2006.
(5)	Includes 66,000 Common Shares issuable upon the exercise of options exercisable as of 60 days after the record date.
(6)	Includes 67,000 Common Shares issuable upon the exercise of options exercisable as of 60 days after the record date.

(7)	Includes 16,667 Common Shares issuable upon the exercise of options exercisable as of 60 days after the record date.
(8)	Includes 25,778 Common Shares held by The John L. and Katherine C. Castello Trust, of which Mr. Castello is a trustee. Includes 566,250 Common Shares issuable upon the exercise of options exercisable as of 60 days after the record date. Does not include 20,421 Common Shares that have vested pursuant to the Company’s Deferred Savings Plan.
(9)	Includes 20,000 Common Shares issuable upon the exercise of options exercisable as of 60 days after the record date.
(10)	Includes 67,000 Common Shares issuable upon the exercise of options exercisable as of 60 days after the record date.
(11)	Includes 294,375 Common Shares issuable upon the exercise of options exercisable as of 60 days after the record date. Does not include 20,828 Common Shares that have vested pursuant to the Company’s Deferred Savings Plan.
(12)	Includes 60,805 Common Shares held by The Patrick J. Scannon Separate Property Trust. Includes 229,375 Common Shares issuable upon the exercise of options exercisable as of 60 days after the record date. Does not include 21,291 Common Shares that have vested pursuant to the Company’s Deferred Savings Plan.
(13)	Includes 49,481 Common Shares held by The Van Ness 1983 Revocable Trust, of which Mr. Van Ness is a trustee. Includes 52,000 Common Shares issuable upon the exercise of options exercisable as of 60 days after the record date.
(14)	Represents 42,500 Common Shares issuable upon the exercise of options exercisable as of 60 days after the record date.
(15)	Includes 1,706,167 Common Shares issuable upon exercise of options exercisable as of 60 days after the record date. Does not include 75,848 Common Shares that have vested pursuant to the Company’s Deferred Savings Plan.

COMPENSATION OF EXECUTIVE OFFICERS

The following table sets forth the compensation of the named executive officers for the last three completed fiscal years of the Company:

SUMMARY COMPENSATION TABLE

	Annual Compensation							Long-Term Compensation
Name and Principal Position	Year	Salary ($)		Bonus ($)(1)		Other Annual Compensation ($)(2)		Securities Underlying Options (#)	All Other Compensation ($)(3)
John L. Castello (Chairman of the Board, President and Chief Executive Officer)	2005 2004 2003	$ $ $	500,000 500,000 500,000		$147,000 N/A N/A	$ $ $	8,854 956 12,080	100,000 100,000 100,000	$ $ $	32,182 30,692 30,182

Patrick J. Scannon, M.D., Ph.D. (Senior Vice President and Chief Scientific and Medical Officer)	2005 2004 2003	$ $ $	350,000 340,000 340,000	$ $ $	120,190 79,127 69,022	$ $ $	1,471 3,615 2,615	30,000 30,000 30,000	$ $ $	11,838 10,838 9,787

J. David Boyle II (Vice President, Finance and Chief Financial Officer)	2005 2004 2003		$223,519 N/A N/A		N/A N/A N/A		$40,000 N/A N/A	80,000 N/A N/A		$1,097 N/A N/A

Peter B. Davis (Retired—Vice President, Finance and Chief Financial Officer)	2005 2004 2003	$ $ $	145,000 280,000 270,000	$ $ $	91,185 76,661 36,899	$ $ $	32,169 0 0	30,000 30,000 40,000	$ $ $	10,316 10,081 8,806

Christopher J. Margolin (Vice President, General Counsel and Secretary)	2005 2004 2003	$ $ $	290,000 280,000 270,000	$ $ $	98,359 67,519 56,696	$ $ $	13,308 12,846 12,384	55,000 30,000 50,000	$ $ $	11,679 10,563 9,348

(1)	The amount in the column for 2005 for Mr. Castello represents an award under the Company’s CEO Incentive Compensation Plan in the amount of $73,500 and 31,784 Common Shares (relating to performance in 2004). Each amount in this column for 2005, 2004 and 2003 for Dr. Scannon, Mr. Davis and Mr. Margolin represents awards under the Company’s Management Incentive Compensation Plan in the following amounts: Dr. Scannon—$40,630 and 18,319 Common Shares in 2005 (relating to performance in 2004); $21,771 in each of 2005 and 2004 and 2,167 Common Shares in 2004 (relating to performance in 2003); $17,160 in each of 2005, 2004 and 2003 and 3,382 Common Shares in 2003 (relating to performance in 2002); $18,426 in each of 2004 and 2003 (relating to performance in 2001); and $16,277 in 2003 (relating to performance in 2000); Mr. Davis—$32,834 and 13,290 Common Shares in 2005 (relating to performance in 2004); $19,018 in each of 2005 and 2004 and 1,700 Common Shares in 2004 (relating to performance in 2003); $13,900 in 2003 and 2,299 Common Shares in each of 2005, 2004 and 2003 (relating to performance in 2002); 737 Common Shares in each of 2004 and 2003 (relating to performance in 2001); and 742 Common Shares in 2003 (relating to performance in 2000); and Mr. Margolin—$32,253 and 13,661 Common Shares in 2005 (relating to performance in 2004); $19,693 in each of 2005 and 2004 and 1,684 Common Shares in 2004 (relating to performance in 2003); $14,160 in each of 2005, 2004 and 2003 and 2,449 Common Shares in 2003 (relating to performance in 2002); $13,972 in each of 2004 and 2003 (relating to performance in 2001); and $14,403 in 2003 (relating to performance in 2000).
(2)	Mr. Castello’s amounts in this column for 2005, 2004 and 2003 include financial services provided to Mr. Castello in the amount of $4,176, $400 and $4,888, respectively. Mr. Castello’s amounts in this column for 2005, 2004 and 2003 represent taxes paid by XOMA on Mr. Castello’s behalf in the amounts of $2,755, $556 and $3,347, respectively. All of Dr. Scannon’s amount for 2005 and 2003 and $2,615 of the amount for 2004, $24,654 of Mr. Davis’ amount for 2005, all of Mr. Margolin’s amounts in this column for 2005, 2004 and 2003 and the balance of Mr. Castello’s amounts for 2005 and 2003 represent cash payments in lieu of earned vacation and/or personal holidays. Dr. Scannon’s amount for 2004 includes $1,000 for patent awards. Mr. Boyle’s amount for 2005 represents a sign on bonus. The remainder of Mr. Davis’ amount for 2005 represents a retirement gift.
(3)	Amounts in this column for 2005, 2004 and 2003 include the Company’s Common Shares contributed to accounts under the Company’s Deferred Savings Plan, valued at fiscal year-end formula prices of $1.6900, $2.611 and $6.6392 , respectively, per share, in the following amounts: Mr. Castello—5,326 Common Shares for 2005, 2,876 Common Shares for 2004 and 1,054 Common Shares for 2003; Dr. Scannon and Mr. Margolin—5,326 Common Shares each for 2005, 3,064 Common Shares each for 2004 and 1,054 Common Shares each for 2003; and Mr. Davis—3,064 Common Shares for 2004 and 1,054 Common Shares for 2003. Amounts for 2005, 2004 and 2003 also include group term life insurance premiums in the following amounts: Mr. Castello—$5,182 for each of 2005, 2004 and 2003; Dr. Scannon—$2,838 for each of 2005, 2004 and 2003; Mr. Boyle—$1,097 for 2005; Mr. Davis—$1,316 for 2005, $2,081 for 2004 and $1,806 for 2003; and Mr. Margolin—$2,679 for 2005, $2,563 for 2004 and $2,348 for 2003. Mr. Castello’s amounts in this column include life insurance premiums paid in the amount of $18,000 for each of 2005, 2004 and 2003. Dr. Scannon’s amount for 2003 includes $(51) which represents the difference between (i) the amount of interest Dr. Scannon would have been required to pay in interest for such year had the loan made to him by the Company pursuant to his employment agreement been made at the then-prevailing market rate and (ii) the amount of interest payable on the loan for such year in accordance with its terms. See “Employment Contracts and Termination of Employment and Change-in-Control Arrangements.”

The following table contains information concerning the grant of options under the Company’s option plans to the named executive officers as of the end of the last completed fiscal year of the Company. No share appreciation rights (“SARs”) were granted during the last fiscal year and none were held at the end of the fiscal year.

OPTION GRANTS IN LAST FISCAL YEAR

	Individual Grants
	Number of Securities Underlying Options Granted (#)	% of Total Options Granted to Employees in Fiscal Year	Exercise or Base Price ($/SH)	Expiration Date	Potential Realized Value of Assumed Annual Rates of Share Price Appreciation For Option Term(1)

Name					0% ($)	5% ($)	10% ($)
John L. Castello	100,000	7.7%	$1.40	02/23/2015	0	$88,045	$223,124
Patrick J. Scannon, M.D., Ph.D	30,000	2.3%	$1.40	02/23/2015	0	$26,414	$66,937
J. David Boyle II	50,000	3.8%	$2.40	01/04/2015	0	$75,467	$191,249
	30,000	2.3%	$1.81	07/20/2015	0	$34,149	$86,540
Peter B. Davis	30,000	2.3%	$1.40	02/23/2015	0	$26,414	$66,937
Christopher J. Margolin	30,000	2.3%	$1.40	02/23/2015	0	$26,414	$66,937
	25,000	1.9%	$1.78	10/25/2015	0	$27,986	$70,922

(1)	The amounts set forth in the three columns represent hypothetical gains that might be achieved by the optionees if the respective options are exercised at the end of their ten-year option terms. These gains are based on assumed rates of share price appreciation of 0%, 5% and 10% compounded annually from the dates the respective options were granted. Options granted with exercise prices equal to the market price of the underlying Common Shares on the date of grant will have no value unless the Company’s share price increases above the exercise prices as a result of actions by the executives that improve the Company’s performance and/or other factors affecting such price.

The following table sets forth information with respect to the named executive officers concerning the exercise of options during the last completed fiscal year of the Company and unexercised options held as of the end of the fiscal year. No SARs were exercised during the last fiscal year and none were held at the end of the fiscal year.

AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION VALUES

	Shares Acquired On Exercise (#)	Value Realized	Number of Securities Underlying Unexercised Options at FY-End		Value of Unexercised in-the- Money Options at FY-End ($)(1)
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
John L. Castello	0	$0	585,000	100,000	$0	$20,000
Patrick J. Scannon M.D., Ph.D	0	$0	270,000	30,000	$0	$6,000
J. David Boyle	0	$0	0	80,000	$0	$0
Peter B. Davis	0	$0	310,000	0	$6,000	$0
Christopher J. Margolin	0	$0	310,000	55,000	$0	$6,000

(1)	The amounts listed in the two columns are based on the closing price per share of $1.60 on December 31, 2005, as reported on The Nasdaq Stock Market, less the applicable option exercise prices.

Employment Contracts and Termination of Employment and Change-in-Control Arrangements

The Company has entered into an employment agreement with Mr. Castello, dated as of April 29, 1992, that provides for his employment as President and Chief Executive Officer at a salary of $500,000 per year. Under this agreement, Mr. Castello also receives all standard Company employee benefits and supplemental life insurance for the amount that an annual premium of $18,000 provides. The agreement also provides for a grant of options for 500,000 Common Shares under the Company’s 1981 Share Option Plan (the “Option Plan”), which was made in 1992.

Mr. Castello’s employment may be terminated, with or without cause, at the will of either party. If terminated by the Company for any reason other than due cause or by Mr. Castello for good reason, Mr. Castello must be paid his then current base salary and benefits for one year. If terminated for due cause, he is entitled to no further compensation. Good reason includes, in the context of a change of control, the assignment to Mr. Castello of duties inconsistent with his prior duties; his removal from, or failure to re-elect him to, any position he held immediately prior to the change in control; any termination by the Company within three years of the change of control other than for due cause or upon disability or death; a good faith determination by Mr. Castello that changes in circumstances resulting from the change in control leave him substantially unable to perform his duties, after notice; the failure of the Company’s successor or the transferee of its assets or business to assume its obligations under the agreement; or, a significant relocation of the Company’s executive offices. Good reason also includes any reduction in base pay or benefits or any breach of the agreement by the Company.

The Company has entered into an employment agreement with Dr. Scannon, dated as of March 26, 2006, that provides for his employment as Senior Vice President and Chief Scientific and Medical Officer at a salary of $350,000 per year. Under this agreement, Dr. Scannon is entitled to participate in any benefit plan for which key executives of the Company are eligible, including the Management Incentive Compensation Plan established effective July 1, 1993 (as amended, the “MICP”). Upon termination of his employment for any reason other than cause, or upon resignation, Dr. Scannon must be paid his then current base salary and benefits for one year.

The Company had an employment agreement with Mr. Davis dated as of April 1, 1994 that provided for his employment as Chief Financial Officer at an initial salary of $200,000 per year. Under this agreement, Mr. Davis received a one-time transition allowance in the amount of $35,000 and was entitled to participate in any benefit plan for which executives of the Company were eligible. In addition, the agreement provided for an initial grant of options for 60,000 Common Shares under the Option Plan, which was made in 1994, as well as participation in the MICP. Mr. Davis’ employment agreement provided no additional compensation in the event of a change of control but provided a minimum severance amount equal to six months of base salary at the time of termination.

The Company has entered into an employment agreement with Mr. Margolin, dated as of February 23, 2005, that provides for his employment as Vice President, General Counsel and Secretary at a salary of not less than $290,000 per year. Under the agreement, Mr. Margolin will be entitled to participate in any benefit plan for which key executives of the Company are eligible, including the MICP. Upon termination of his employment by the Company for any reason other than cause or upon his resignation from the Company for good reason, Mr. Margolin will be entitled to his then current base salary and benefits for nine months. The agreement will continue until February 22, 2006, and will be automatically extended (without further action by the parties) for one year thereafter and again on each subsequent anniversary thereof, unless terminated by mutual written consent of the parties.

The Company has entered into an employment agreement with Mr. Boyle, effective as of July 1, 2005, that provides for his employment as Vice President, Finance and Chief Financial Officer at a salary of not less than $240,000 per year. Under the agreement, Mr. Boyle is entitled to participate in any benefit plan for which key executives of the Company are eligible, including the MICP. Upon termination of his employment by the Company for any reason other than cause or upon his resignation from the Company for good reason, Mr. Boyle will be entitled to his then current base salary and benefits for six months. The agreement will continue until June 30, 2006, and will be automatically extended (without further action by the parties) for one year thereafter and again on each subsequent anniversary thereof, unless terminated by mutual written consent of the parties.

Compensation Committee Report on Executive Compensation

The Company’s compensation program for officers (including the named executive officers) is administered by the Compensation Committee of the Board of Directors (the “Committee”), which is composed of three independent directors. Following review and approval by the Committee, all issues pertaining to officer compensation are submitted to the full Board of Directors for approval. The primary objectives of the Company’s compensation program are to enable the Company to attract, motivate and retain outstanding individuals and align their success with that of the Company’s shareholders through the creation of shareholder value and achievement of strategic corporate objectives.

The level of compensation paid to an officer is determined on the basis of the individual’s overall experience, responsibility, performance and compensation level in his or her prior position (for newly hired officers), the individual’s overall performance and compensation level at the Company during the prior year (for current employees), the compensation levels of similarly situated individuals in the pharmaceutical and biotechnology industries (including, but not limited to, the biotechnology companies included in the AMEX Biotechnology Index) and other labor markets in which the Company competes for employees, the performance of the Company’s Common Shares during the prior fiscal year and such other factors as may be appropriately considered by the Board of Directors, by the Committee and by management in making its initial proposals to the Committee.

Mr. Castello’s compensation for 2005 was determined after considering the general factors described above and the terms of his existing employment contract. In 1992, the Committee approved, and recommended that the Board approve, the terms of Mr. Castello’s employment contract, as more fully described under “Employment Contracts and Termination of Employment and Change-in-Control Arrangements,” because it felt that the terms thereof were necessary in order to attract a candidate of Mr. Castello’s experience and reputation in the pharmaceutical industry, which in turn was deemed necessary in order to enable the Company to advance toward its long-range goal of becoming a pharmaceutical company with commercially viable products. In 2004, the Committee, the Board and the shareholders approved the CEO Incentive Compensation Plan (the “CICP”) in order to make Mr. Castello’s compensation more commensurate with that of his peers and because the Committee believed that it was not appropriate to include Mr. Castello in the Management Incentive Compensation Plan given his active role in administering that plan.

Only the chief executive officer of the Company (“CEO”) is eligible to participate in the CICP, and depending on his or her performance and that of the Company, earn incentive compensation. The determination of the incentive compensation awarded for each fiscal year is as follows: The target award opportunity for the CEO is set at 50% of his or her base salary. As soon as practicable after the end of each fiscal year (the “Plan Period”), the Committee will recommend to the Board and the Board will determine whether and to what extent certain Company objectives (“Company Objectives”) have been met. Company Objectives may be based on financial goals, scientific or commercial progress, profits, return on investments or any other criteria established by the Board. For each Plan Period, unless 70% of the Company Objectives have been met, no incentive compensation will be awarded.

The incentive compensation will be weighted based 70% on meeting Company Objectives and 30% based on discretionary objectives. The award opportunity range for the CEO expressed as a percentage of his or her base salary is as follows: minimum award opportunity—25%; target award opportunity—50%; and maximum award opportunity—75%.

The performance of the CEO will be rated as soon as practicable following the conclusion of the Plan Period. Distribution of incentive compensation will be established by the Board, and will generally be in February or March of the succeeding year after the Plan Period. The incentive awards will be comprised 50% of cash and 50% of common shares (based on the average market value of the common shares for the 10 trading days prior to the date of the award).

For 2005, the Committee and the Board determined that Mr. Castello had met a percentage of the Company Objectives in excess of the 70% minimum required by the CICP in order to make an award thereunder.

The principal methods for long-term incentive compensation are the Option Plan and Restricted Share Plan (the “Restricted Plan”), and compensation thereunder principally takes the form of incentive and non-qualified option grants. These grants are designed to promote the convergence of long-term interests between the Company’s key employees and its shareholders; specifically, the value of options granted will increase or decrease with the value of the Company’s Common Shares. In this manner, key individuals are rewarded commensurately with increases in shareholder value. These grants also typically include a 4-year vesting period to encourage continued employment. The size of a particular option grant is determined based on the individual’s position with and contribution to the Company. For grants during 2005, the number of options granted were determined based on the numbers of options granted to such individuals in the previous fiscal year, the aggregate number of options held by each such individual, the number of options granted to similarly situated individuals in the pharmaceutical and biotechnology industries, the price of the Company’s Common Shares relative to other companies in such industries and the resulting relative value of such options; no specific measures of corporate performance were considered.

Certain employees are also compensated through the MICP, in which management employees (other than the Chief Executive Officer), as well as certain additional discretionary participants chosen by the Chief Executive Officer, are eligible to participate. Under the MICP, at the beginning of each fiscal year, the Board of Directors (with advice from the Committee) establishes a target incentive compensation pool, which is then adjusted at year-end to reflect the Company’s performance in achieving its corporate objectives.

After each fiscal year, the Board of Directors and the Committee make a determination as to the performance of the Company and MICP participants in meeting corporate objectives and individual objectives, which are determined from time to time by the Board of Directors in its sole discretion and which included for 2005: a target level of cash at year end; generation of current income; progress toward collaborations, potential partnerships or financing arrangements; and various objectives tied to development of the Company. Awards to MICP participants vary depending upon the level of achievement of corporate objectives, the size of the incentive compensation pool and the MICP participants’ base salaries and performance during the fiscal year as well as their expected ongoing contribution to the Company. The Company must meet a minimum percentage of its corporate objectives (currently 70%) before any awards are made under the MICP.

Awards under the MICP granted on or prior to December 31, 2004 vest over a three-year period with 50% of each award payable during the first quarter of the following fiscal year, and 25% payable on each of the next two annual distribution dates, so long as the participant remains an employee of the Company. The 50% on each distribution date is payable half in cash and half in Common Shares. Awards under the MICP granted after December 31, 2004, including grants made in 2005 for performance in 2004, are made in one payment soon after the end of the relevant fiscal year, rather than three payments over three years, and are payable half in cash and half in Common Shares. All share issuances under the MICP are made pursuant to the Restricted Plan.

For 2005, the Committee and the Board of Directors determined that management had met a percentage of the corporate objectives summarized above in excess of the 70% minimum required by the MICP in order to make awards thereunder. For 2005, 83 individuals were determined to be eligible to participate in the MICP, including all of the executive officers named in the “Summary Compensation Table” above other than Mr. Castello.

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), generally limits the deductible amount of annual compensation paid to certain individual executive officers (i.e., the chief executive officer and the four other most highly compensated executive officers of the Company) to no more than $1 million. However, qualifying performance-based compensation will be excluded from the $1 million cap on deductibility, and the Committee believes, based on information currently available, that the Company’s options issued to its executive officers qualify for this exclusion. Considering the current structure of executive officer compensation and the availability of deferral opportunities, the Committee believes that the Company will not be denied any significant tax deduction for 2005. The Committee will continue to review tax consequences as well as other relevant considerations in connection with compensation decisions.

W. Denman Van Ness

William K. Bowes, Jr.

Peter Barton Hutt

PERFORMANCE GRAPH

Comparison of Five Year Cumulative Total Return Among XOMA,

Nasdaq Composite Index and AMEX Biotechnology Index

As of December 31,	XOMA Ltd.	Nasdaq Composite Index	AMEX Biotechnology Index
2000	100.00	100.00	100.00
2001	101.03	78.95	91.53
2002	43.38	54.06	53.32
2003	67.69	81.09	77.26
2004	26.56	88.06	85.80
2005	16.41	89.27	107.34

The comparison assumes $100 invested on December 31, 2000 in the Company’s Common Shares, the Nasdaq Composite Index, and the AMEX Biotechnology Index. Total return assumes reinvestment of dividends although the Company has never paid cash dividends. Returns for the Company are not necessarily indicative of future performance.

ITEM 1—ELECTION OF DIRECTORS

The Company’s directors are elected annually to serve until the next annual general meeting of shareholders and until their successors are elected, or until their death, resignation or removal. The nominees for the Board of Directors are set forth below. Unless otherwise instructed, the proxy holders will vote all proxies received by them in the accompanying form for the nominees for directors listed below. In the event any nominee should become unavailable for election due to an unexpected occurrence, the proxies will be voted for any such substitute nominee as may be designated by the present Board of Directors to fill the vacancy. In the event that additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them for the nominees listed below. Each person nominated for election has agreed to serve if elected, and management has no reason to believe that any of the nominees listed below will be unable to serve. The eight candidates receiving the highest number of affirmative votes of the Common Shares entitled to vote at the annual general meeting will be elected as directors of the Company.

NOMINEES TO BOARD OF DIRECTORS

Name	Title	Age
John L. Castello	Chairman of the Board, President and Chief Executive Officer	69
Patrick J. Scannon, M.D., Ph.D.	Senior Vice President, Chief Scientific and Medical Officer and Director	58
James G. Andress	Director	67
William K. Bowes, Jr.	Director	79
Peter Barton Hutt	Director	71
Arthur Kornberg, M.D.	Director	88
W. Denman Van Ness	Director	63
Patrick J. Zenner	Director	59

Mr. Castello became Chairman of the Board, President and Chief Executive Officer in March of 1993. From April of 1992 to March of 1993, Mr. Castello was President, Chief Executive Officer and a director. Mr. Castello was President and Chief Operating Officer of the Ares Serono Group from 1988 to 1991 and prior to that was President of the Serono Diagnostics Division from 1986 to 1988. Ares Serono is known in the United States for fertility drugs, and it is also the manufacturer of a bioengineered human growth hormone which is marketed primarily outside of the United States. Mr. Castello previously held senior management positions at Amersham International PLC and Abbott Laboratories. Mr. Castello is also a director of Cholestech Corporation, which is engaged in the business of developing products for the diagnostic measurement of cholesterol and other blood components.

Dr. Scannon is one of the founders of the Company and has served as a director since its formation. Dr. Scannon became Chief Scientific and Medical Officer in March of 1993. He served as President of the Company from its formation until April of 1992 and as Vice Chairman, Scientific and Medical Affairs from April of 1992 to March of 1993. From 1998 until 2001, Dr. Scannon served as a director of NanoLogics, Inc., a software company. From 1979 until 1981, Dr. Scannon was a clinical research scientist at the Letterman Army Institute of Research in San Francisco. A Board-certified internist, Dr. Scannon holds a Ph.D. in organic chemistry from the University of California, Berkeley, and an M.D. from the Medical College of Georgia.

Mr. Andress has been a director since November of 1995 and is a former Chairman of the Pharmaceuticals Group, Beecham Group, plc and Chairman, Healthcare Products and Services of SmithKline Beecham, plc and the former President and Chief Operating Officer of Sterling Drug, Inc. From 1996 to 2000, he served as Chairman and CEO of Warner Chilcott, plc, a specialty pharmaceuticals company. From 1989 to 1995, he served as CEO and director of Information Resources, Inc., a decision support software and consumer packaged goods research company. He currently serves as a director of Sepracor, Inc., a specialty pharmaceuticals company, Dade-Behring Corp., a medical diagnostic company and Allstate Insurance Company.

Mr. Bowes has been a director since February of 1986 and has been a General Partner of U.S. Venture Partners since 1981 and currently holds the position of Founding Partner. Mr. Bowes is also a director of one private company.

Mr. Hutt, former Chief Counsel for the Food and Drug Administration (FDA), became a director in May of 2005. Mr. Hutt is currently Senior Counsel to the Washington, D.C. law firm of Covington & Burling, specializing in food and drug law and trade association law. Since 1994, he has taught a course on food and drug law at Harvard Law School and taught the same course at Stanford Law School in 1998. He is also a co-author of Food and Drug Law: Cases and Materials. Mr. Hutt serves on a wide variety of academic and advisory boards, including the Institute of Medicine (IOM) of the National Academy of Sciences (NAS) and the Panel on the Administrative Restructuring of the National Institutes of Health (NIH). Additionally, he serves as Legal Counsel to the Society of Risk Analysis as well as the American College of Toxicology. Formerly, he has served on the IOM Executive Committee, Advisory Committee to the Director of the NIH, the NAS Committee on Research Training in the Biomedical and Behavioral Sciences, and the National Committee to Review Current Procedures for Approval of New Drugs for Cancer and AIDS established by the President’s Cancer Panel of the National Cancer Institute at the request of President George Bush. Mr. Hutt received his undergraduate degree from Yale University, and law degrees from Harvard University and New York University.

Dr. Kornberg has been a director since April of 1991. He is a distinguished author and researcher who was chairman and founder of the Department of Biochemistry at the Stanford University School of Medicine. Dr. Kornberg received the Nobel Prize in 1959 for his discovery of the enzymatic synthesis of DNA. His present research is on the genetics, biochemistry, physiology and clinical relevance of inorganic polyphosphate. He is the author of “DNA Replication,” one of the basic textbooks of biochemistry. Dr. Kornberg was a founder and is a member of the Boards of Scientific Advisors of DNAX, now a wholly owned subsidiary of Schering-Plough Corporation, and Regeneron Pharmaceuticals, Inc., a biotechnology company focused on neurobiology, and is a member of the Board of Scientific Advisors of Maxygen, Inc., a biotechnology company focused on molecular evolution technology.

Mr. Van Ness has been a director since October of 1981. He is Chairman of Hidden Hill Advisors, a venture capital consulting firm. From April of 1996 through October of 1999, he was a Managing Director of CIBC Capital Partners, an international merchant banking organization. From 1986 through March 31, 1996, Mr. Van Ness was a General Partner of Olympic Venture Partners II and Rainier Venture Partners, venture capital funds, and from 1977 until 1985, he was a General Partner of the venture capital group at Hambrecht & Quist, the manager of several venture capital funds.

Mr. Zenner has been a director since May of 2002. Mr. Zenner is a 31-year veteran of the pharmaceutical industry and spent his entire career at Hoffmann-La Roche. During his first 12 years, he held positions of increasing responsibility in sales, marketing, health care economics, public policy and governmental affairs. In 1982, he became Vice-President and General Manager of Roche Laboratories, and subsequently Director and Head of Global Pharma Marketing, Project Development and Regulation in Basel, Switzerland. In 1988, he became Senior Vice President, Pharmaceuticals Division and a member of the Board of Directors. From 1993 until his retirement in 2001, he served as President and CEO of Hoffman-La Roche, Inc., North America. Mr. Zenner currently serves on the Boards of Arqule, Inc., Curagen Corporation, Dendrite International, Inc., Exact Sciences Corporation, First Horizon Pharmaceutical Company, Geron Corporation, Praecis Pharmaceuticals, Inc., and West Pharmaceutical Services. He has also served as a member of the Board and the Executive Committee of both the Pharmaceutical Research and Manufacturers Association (PhRMA) and the Biotechnology Industry Organization (BIO).

Executive Officers

Mr. Castello and Dr. Scannon are executive officers of the Company. The remaining executive officers are listed below.

J. David Boyle II is Vice President, Finance and Chief Financial Officer of the Company. Mr. Boyle joined the Company in January of 2005 as Vice President, Financial Operations and became Vice President, Finance and Chief Financial Officer in July of 2005. From March of 2002 to January of 2005, Mr. Boyle was Director, Finance and later Vice President, Finance at Polycom, Inc. From 1999 to February of 2002, Mr. Boyle served as Director, Business Development at Intel Corporation and from 1996 to 1999 was Executive Vice President and Chief Financial Officer at Salix Pharmaceuticals, Ltd. Before joining Salix, Mr. Boyle spent five years with Serono, S.A. in Switzerland and the United States, most recently as Vice President, Finance and Administration for North America.

Christopher J. Margolin is Vice President, General Counsel and Secretary of the Company. Prior to joining the Company in 1991, Mr. Margolin was a corporate attorney holding several different executive legal positions for Raychem Corporation, an international high technology company, for 11 years. From 1975 to 1980, he was a division counsel for TRW Inc. and from 1972 to 1975, he was an associate at the law firm of McCutchen, Black, Verleger and Shea in Los Angeles.

BOARD MATTERS

Board Meetings and Compensation

During the fiscal year ended December 31, 2005, the Board of Directors held four meetings. Each Board member attended at least 75% of the aggregate number of meetings of the Board and the committees of the Board on which he served that were held during the last fiscal year. Each of Dr. Kornberg and Messrs. Andress, Bowes, Hutt, Van Ness and Zenner is “independent” as defined in the listing standards of The Nasdaq Stock Market. Directors are encouraged to attend the Company’s annual general meetings of shareholders where practicable. All of the current directors attended last year’s annual general meeting of shareholders, except Mr. Hutt who was unable to attend.

Effective January 1, 2006 each non-employee director receives a quarterly retainer of $3,750, $2,000 for each meeting of the Board of Directors attended in person, $1,000 for each meeting of the Board of Directors attended telephonically, $1,500 to the committee chair and $750 to other members of the committee for each committee meeting attended in person or telephonically, and $500 for each other telephonic meeting. Additionally, each non-employee director is granted options to purchase 20,000 Common Shares pursuant to the 1992 Directors Share Option Plan (the “Directors Plan”) upon initial election to the Board of Directors and is annually granted 10,000 Common Shares pursuant to the Directors Plan upon reelection to the Board of Directors, each at an exercise price per share equal to the closing market price of the Common Shares on the date of grant, which for 2005 was $1.41.

Directors who are employees of the Company are neither paid any fees or other remuneration nor awarded options or Common Shares of the Company for services as members of the Board of Directors or its committees.

The Board of Directors has standing compensation, nominating & governance and audit committees.

Compensation Committee

The compensation committee is responsible for recommending and reviewing the compensation, including options and perquisites, of the Company’s officers and other employees. This committee, currently consisting of Messrs. Van Ness, Bowes and Hutt, held one meeting during 2005. The Board of Directors has adopted a written charter for the compensation committee, a copy of which is available on the Company’s website at www.xoma.com. See “Compensation Committee Report on Executive Compensation.”

Nominating & Governance Committee

The nominating & governance committee assists the Board of Directors by identifying individuals qualified to become Board members, recommends to the Board the director nominees for the next annual general meeting of shareholders, recommends to the Board the director nominees for each committee and develops, recommends to the Board and oversees the governance principles applicable to the Company. This committee, currently consisting of Messrs. Bowes, Hutt and Van Ness, held two meetings during 2005. Each member of the nominating & governance committee is “independent” as defined in the listing standards of The Nasdaq Stock Market. The Board of Directors has adopted a written charter for the nominating & governance committee, a copy of which is available on the Company’s website at www.xoma.com.

The nominating & governance committee’s charter provides that the committee will, on behalf of the Board, review letters from shareholders regarding the Company’s annual general meeting and governance process. Beyond this, the committee has no formal policy regarding consideration of director candidates recommended by shareholders, in large part because the Company has never received from any of its shareholders a recommendation of a director nominee with reasonably adequate qualifications. The need for a more formal policy was considered and determined to be not necessary by the committee. The committee will consider candidates recommended by shareholders, and a shareholder wishing to submit a recommendation should send a letter to the Secretary of the Company at 2910 Seventh Street Berkeley, California 94710. The mailing envelope must contain a clear notation indicating that the enclosed letter is a “Director Nominee Recommendation.” The letter must identify the author as a shareholder and provide a complete listing of the candidate’s qualifications to serve on the Board, the candidate’s current principal occupation, most recent five-year employment history and current directorships and a statement that the proposed nominee has consented to the nomination, as well as contact information for both the candidate and the author of the letter. Shareholders may also nominate candidates who are not first recommended to the nominating & governance committee by following procedures set forth in our bye-laws.

To be considered by the nominating & governance committee, a director nominee must have experience as a board member or senior officer of a company in the healthcare or other industries, have a strong financial background, be a leading participant in another field relative to the Company’s business or have achieved national prominence in a relevant field as a faculty member, professional or government official. In addition to these minimum requirements, the committee seeks director candidates based on a number of qualifications, including their independence, knowledge, judgment, leadership skills, education, experience, financial literacy, standing in the community and ability to foster a diversity of backgrounds and views and complement the Board’s existing strengths.

The Board of Directors and the nominating & governance committee begin the process of identifying and evaluating director nominees by seeking recommendations from a wide variety of contacts, including current executive officers and directors and industry, academic and community leaders. The Board or the committee may retain a search firm to identify and screen candidates, conduct reference checks, prepare biographies for review by the committee and the Board and assist in setting up interviews. The committee and one or more of the Company’s other directors interview candidates, and the committee selects nominees that best suit the Company’s needs.

Audit Committee

The audit committee is primarily responsible for approving the services performed by the Company’s independent auditors and reviewing the Company’s accounting practices and systems of internal accounting controls. This committee, currently consisting of Mr. Andress, Mr. Van Ness and Mr. Zenner, held seven meetings during 2005. Each member of the audit committee is “independent” as defined in the listing standards of The Nasdaq Stock Market. The Board of Directors has determined that each of Messrs. Andress and Zenner is an “audit committee financial expert” as defined by the rules of the Securities and Exchange Commission. The Board of Directors has adopted a written charter for the audit committee, a copy of which is available on the Company’s website at www.xoma.com.

In accordance with rules established by the Securities and Exchange Commission, the audit committee has prepared the following report for inclusion in this proxy statement:

As part of its ongoing activities, the audit committee has:

•	met with management periodically to consider the adequacy of the Company’s internal controls and the objectivity of its financial reporting, and discussed these matters with the Company’s independent auditors and with appropriate Company financial personnel;

•	regularly met privately with the independent auditors, who have unrestricted access to the committee;

•	recommended the appointment of the independent auditors and reviewed periodically their performance and independence from management;

•	reviewed the Company’s financing plans and reported recommendations to the full Board of Directors for approval and to authorize action;

•	reviewed and discussed with management the Company’s audited consolidated financial statements for the fiscal year ended December 31, 2005;

•	discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communications with Audit Committees, as amended; and

•	received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and discussed with the independent auditors their independence.

Based on the review and discussions referred to above, the audit committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005.

James G. Andress

W. Denman Van Ness

Patrick J. Zenner

ITEM 2—APPOINTMENT OF INDEPENDENT AUDITORS

The Board of Directors, on the recommendation of its audit committee, recommends the appointment of Ernst & Young LLP (“Ernst & Young”) to serve as the Company’s independent auditors for 2006. Ernst & Young has been acting as the Company’s independent auditors since fiscal year 1998.

Audit Fees.    The aggregate fees billed for each of the 2004 and 2005 fiscal years for professional services rendered by Ernst & Young for the audit of the Company’s annual financial statements, review of financial statements included in the Company’s Form 10-Q, services that are normally provided by Ernst & Young in connection with statutory and regulatory filings or engagements and for attestation services related to Sarbanes-Oxley compliance for those fiscal years were $863,000 and $1,289,000, respectively.

Audit-Related Fees.    The aggregate fees billed in each of the 2004 and 2005 fiscal years for audit related services by Ernst & Young were $15,000 and $0, respectively. The services comprising the fees disclosed under this category were related to Ernst & Young’s audit of the Company’s deferred savings plan and accounting consultations regarding and review of internal controls not required by statute or regulation in 2004.

Tax Fees.    The aggregate fees billed in each of the 2004 and 2005 fiscal years for professional services rendered by Ernst & Young for tax compliance, tax advice and tax planning were $13,000 and $0, respectively. The services comprising the fees disclosed under this category were tax consultations in 2004.

All Other Fees.    There were no fees billed in each of the 2004 and 2005 fiscal years for products and services provided by Ernst & Young other than the services reported in the three immediately preceding paragraphs.

The audit committee considered whether the provision of the services covered in the four immediately preceding paragraphs of this section is compatible with maintaining Ernst & Young’s independence.

The audit committee’s policy is to pre-approve all audit and permissible non-audit services provided by the Company’s independent accountants. Pre-approval is generally provided for up to one year, is detailed as to the particular service or category of services and is generally subject to a specific budget. The committee may also pre-approve particular services on a case-by-case basis. In assessing requests for services by the independent accountants, the committee considers whether such services are consistent with the auditor’s independence, whether the independent accountants are likely to provide the most effective and efficient service based on their familiarity with the Company, and whether the service could enhance the Company’s ability to manage or control risk or improve audit quality. The committee has delegated pre-approval authority to its chairman, who must report any decisions to the committee at its next scheduled meeting.

The recommendation to appoint Ernst & Young and the authorization of the Board of Directors to agree to Ernst & Young’s fee are being submitted to the shareholders at the annual general meeting. If such appointment is not made, the Board of Directors will consider other auditors for appointment. The Board of Directors recommends a vote “FOR” the appointment of Ernst & Young as the Company’s independent auditors for the 2006 fiscal year and the authorization of the Board of Directors to agree to Ernst & Young’s fee.

A representative of Ernst & Young is expected to be present at the meeting with an opportunity, if desired, to make a statement and to respond to your questions.

ITEM 3—RECEIPT OF AUDITED FINANCIAL STATEMENTS

In accordance with Bermuda company law and practice, the Company’s audited financial statements for fiscal year 2005 will be laid before the annual general meeting. No shareholder action is required in connection therewith.

ITEM 4—AMENDMENTS TO ELIMINATE DISCOUNT PRICING FROM RESTRICTED PLAN

The Board of Directors has adopted, subject to shareholder approval, an amendment to the Restricted Plan to eliminate the provisions thereof that permit the issuance of shares at a price, and the granting of options with an exercise price, representing a discount to the fair market price of the common shares on the date of issuance or grant, as the case may be.

Recommendation

At the annual general meeting, the Company’s shareholders will be asked to approve the proposal to eliminate the provisions of the Restricted Plan that permit the issuance of shares at a price, and the granting of options with an exercise price, representing a discount to the fair market price of the common shares on the date of issuance or grant, as the case may be. The Board of Directors believes that approval of the proposed amendment is in the best interests of the Company, its shareholders and its employees because the Company no longer grants options or issues shares at a discount and eliminating these provisions may facilitate future increases in the number of shares available under the Restricted Plan and unanimously recommends a vote “FOR” approval. Approval of the amendment requires the affirmative vote of the holders of a majority of the votes cast at the annual general meeting on the proposal.

The essential features of the Restricted Plan are summarized below under “Description of Option Plan and Restricted Plan.”

ITEM 5—ADDITION OF SHARES TO OPTION PLAN AND RESTRICTED PLAN

The Board of Directors has adopted, subject to shareholder approval, amendments to the Option Plan and the Restricted Plan to increase the number of Common Shares issuable over the terms of the plans by 3,450,000 shares to 14,600,000 shares in the aggregate.

Recommendation

At the annual general meeting, the Company’s shareholders will be asked to approve the proposal to amend the Option Plan and the Restricted Plan to increase the number of shares issuable over the term of the plans by 3,450,000 shares to 14,600,000 shares in the aggregate. The Board of Directors believes that approval of the proposed amendments is in the best interests of the Company, its shareholders and its employees because it will assist the Company in continuing to attract and retain the services of outstanding employees and unanimously recommends a vote “FOR” approval. Approval of the amendments requires the affirmative vote of the holders of a majority of the votes cast at the annual general meeting on the proposal.

The essential features of the Option Plan and the Restricted Plan are summarized below under “Description of Option Plan and Restricted Plan.”

ITEM 6—ADDITION OF SHARES TO RESTRICTED PLAN

The Board of Directors has adopted, subject to shareholder approval, an amendment to the Restricted Plan to increase the number of Common Shares issuable over the term of the plan by 750,000 shares (which shares will come out of the 3,450,000 share increase referred to in item 5 above) to 2,250,000 shares in the aggregate.

Recommendation

At the annual general meeting, the Company’s shareholders will be asked to approve the proposal to amend the Restricted Plan to increase the number of shares issuable over the term of the Restricted Plan by 750,000 shares to 2,250,000 shares in the aggregate. The Board of Directors believes that approval of the proposed amendment is in the best interests of the Company, its shareholders and its employees because it will assist the Company in continuing to attract and retain the services of outstanding employees and unanimously recommends a vote “FOR” approval. Approval of the amendment requires the affirmative vote of the holders of a majority of the votes cast at the annual general meeting on the proposal.

The essential features of the Restricted Plan are summarized below under “Description of Option Plan and Restricted Plan.”

DESCRIPTION OF OPTION PLAN AND RESTRICTED PLAN

Background

The Option Plan and the Restricted Plan (the “Plans”) are designed to encourage equity ownership of the Company by the employees who are primarily responsible for its management, growth and financial success, to align the interests of such employees with those of the Company’s shareholders and to assist the Company in attracting and retaining the services of such employees (see “Compensation Committee Report on Executive Compensation” above).

This summary does not purport to be a complete description of the Option Plan or the Restricted Plan. Copies of actual plan documents may be obtained by contacting the Secretary of the Company. The essential features of the Plans are summarized below.

Description of Option Plan

Of the 11,150,000 Common Shares currently authorized for issuance under the Option Plan and the Restricted Plan, approximately 2,102,549 shares had been issued upon the exercise of options granted under the Option Plan, 5,793,143 shares were subject to outstanding options under the Option Plan, and 1,754,308 shares were available for issuance under future option grants to be made under the Option Plan, as of the close of business on March 30, 2006. The expiration dates for all such outstanding options range from June 13, 2006 (at the earliest) to February 28, 2016 (at the latest).

The Common Shares issuable over the term of the Option Plan will be made available from authorized but unissued Common Shares. Each option will have an exercise price per share of not less than 100% of the fair market value per Common Share on the date of grant. The Option Plan’s term expires on November 15, 2011.

Description of Restricted Plan

Of the 1,500,000 Common Shares currently authorized for issuance under the Restricted Plan (subject to the limitation that not more than 11,150,000 shares may be issued in the aggregate under the Restricted Plan and the Option Plan), approximately 1,198,542 shares had been issued either upon the exercise of granted options or the direct issuance of shares under the Restricted Plan, 168,795 shares were subject to outstanding options under the Restricted Plan, and 132,663 shares were available for issuance under future option grants or direct issuances to be made under the Restricted Plan, as of the close of business on March 30, 2006. The expiration dates for all such outstanding options range from June 13, 2006 (at the earliest) to October 19, 2014 (at the latest).

The Restricted Plan authorizes the grant of options to purchase Common Shares (the “Option Grant Program”) as well as direct Common Share issuances (the “Share Issuance Program”). Such shares will be made available from authorized but unissued Common Shares.

Each option granted under the Option Grant Program will have an exercise price of not less than 85% of fair market value per Common Share on the date of grant. The purchase price for shares issued under the Share Issuance Program may not be less than 85% of fair market value per Common Share on the issuance date, which value will be discounted if such shares are subject to the Company’s right of first refusal described below. As discussed above in Item 4, the Board of Directors has adopted, subject to shareholder approval, an amendment to the Restricted Plan to eliminate the provisions thereof that permit the issuance of shares at a price, and the granting of options with an exercise price, representing a discount to the fair market price of the common shares on the date of issuance or grant, as the case may be. If the amendment receives the affirmative vote of the holders of a majority of the votes cast on the proposal at the 2006 annual general meeting, then each option granted under the Option Grant Program thereafter will have an exercise price per share of not less than 100% of the fair market value per Common Share on the date of grant and each share issued under the Share issuance Program thereafter will have a purchase price per share of not less than 100% of the fair market value per Common Share on the issuance date. The Restricted Plan’s term expires on November 15, 2011.

Provisions Common to Both Plans

Key employees (including officers and directors) of the Company (or its subsidiaries) who provide valuable services to the Company (or its subsidiaries) are eligible to participate in the Plans (each, a “Participant”). Directors who are not employees of the Company are not eligible to participate in either Plan.

The Plans provide that each such plan will be administered by either the full Board of Directors or, if appointed by the Board, a committee thereof comprised of at least two “Non-Employee Directors” within the meaning of Rule 16b-3 of the Securities Exchange Act of 1934, as such term is interpreted from time to time. Currently, the Compensation Committee administers the Plans as each relates to individuals other than directors, officers or ten-percent shareholders of the Company. The Compensation Committee’s authority to grant options under the Plans and to issue shares under the Restricted Plan is limited to 15,000 shares per individual. In all other respects, the Plans are administered by the Board.

The Board and, with respect to individuals who are not directors, officers or ten-percent shareholders of the Company, the Compensation Committee (the “Plan Administrators”) are authorized (subject to the provisions of the Plans) to establish such rules and regulations as they may deem appropriate for the proper administration of the Plans. Each option, whether granted under the Option Plan or the Option Grant Program of the Restricted Plan, will be exercisable at such times, during such period or periods, and for such number of shares as the relevant Plan Administrator determines. No such granted option may have a term in excess of ten years from the grant date.

The number of Common Shares for which options or SARs may be granted to any Participant under the Option Plan or the Option Grant Program or which may be issued to any Participant under the Share Issuance Program is limited to not more than 1,000,000 during any calendar year.

Exercise of Options.    The exercise price of options granted under either plan will be immediately due upon exercise of the option and may be paid (i) in cash; (ii) in Common Shares having a fair market value on the date the option is exercised equal to the option price; (iii) in a combination of cash and Common Shares valued at fair market value on the day the option is exercised; or (iv) through a broker-dealer sale and remittance procedure pursuant to which shares acquired under the option are sold immediately and there is paid to the Company, out of the sale proceeds, an amount equal to the option price for the acquired shares plus all applicable withholding taxes. For all purposes of valuation under either of the Plans, the fair market value of the Common Shares on any relevant date will be the closing sale price per Common Share, as reported for such date through The Nasdaq Stock Market.

The relevant Plan Administrator may also assist any optionee (other than a director) in the exercise of an option by authorizing a loan from the Company, by permitting the optionee to pay the option price in installments over a period of years or by authorizing a guarantee by the Company of a third party loan to the optionee, the terms and conditions of which will be established by the relevant Plan Administrator in its sole discretion. However, the maximum credit available to the optionee may not exceed the option price payable for the purchased shares, plus any tax liability.

Transfer.    The Plans provide that non-qualified options granted thereunder may be granted on terms permitting transfer to immediate family members of the optionee (or an entity comprised entirely of the optionee and such immediate family members) in certain circumstances.

Termination of Employment.    Should an optionee under either Plan cease to be an employee or consultant of the Company for any reason (other than death, certain retirements, termination for cause or unauthorized disclosure, as described below), such optionee (or its permitted transferee) will not have more than a twelve (12) month period following the date of such cessation of status in which to exercise any outstanding options. For options granted on or after February 25, 2003, should an optionee cease to be an employee or consultant by reason of death, the options will become fully exercisable and shall remain exercisable for a twelve (12) month period following the date of death. For options granted on or after February 25, 2003, should an optionee cease to be an employee or consultant by reason of retirement at or after age fifty-five (55) and where optionee’s age plus service exceed seventy (70), the options will become fully exercisable, and, in the case of the Restricted Plan shall remain exercisable for a twelve (12) month period following such retirement, or in the case of the Option Plan shall remain exercisable for the full option term as if the optionee had continued in employment. In all of the cases above, under no circumstances may any options be exercised after the specified expiration date of the option term. Should an optionee be terminated for cause (including, but not limited to, any act of dishonesty, willful misconduct, fraud or embezzlement or any unauthorized disclosure or use of confidential information or trade secrets), or should an optionee make or attempt to make any unauthorized use or disclosure of confidential information or trade secrets, then all outstanding options shall immediately terminate and cease to be exercisable.

Share Appreciation and Repurchase Rights.    The Option Plan and the Option Grant Program each include a share appreciation right (“SAR”) feature whereby the relevant Plan Administrator has the authority to grant one or more optionees the right, exercisable upon such terms and conditions as such Plan Administrator deems appropriate, to surrender all or part of an unexercised option and to receive in exchange therefor an amount equal to the excess of (i) the fair market value (on the date of surrender) of the number of vested shares for which the surrendered option is at the time exercisable over (ii) the aggregate option price payable for such vested shares, payable in Common Shares valued at fair market value on the date of surrender, in cash, or partly in shares and partly in cash. To date, no SARs have been granted.

Acceleration of Options.    Pursuant to certain corporate transactions, including: a merger, amalgamation or acquisition in which the Company is not the surviving or continuing entity; the sale, transfer or other disposition of all or substantially all of the assets of the Company; or any other business combination in which 50% or more of the Company’s outstanding voting shares is transferred to different holders in a single transaction or a series of related transactions, all options at the time outstanding and not then otherwise fully exercisable will immediately, prior to the specified effective date of such corporate transaction, become fully exercisable for up to the total number of Common Shares purchasable thereunder.

Amendment.    The Plans permit the grant of options to purchase Common Shares in excess of the number of shares then available for issuance. Any option so granted cannot be exercised prior to shareholder approval of an amendment increasing the number of shares available for issuance under the Option Plan or the Restricted Plan, as the case may be.

The Board has full power and authority to amend or modify the Plans in any or all respects, except that no such amendment or modification may, without the consent of the option holders, adversely affect rights and obligations with respect to options at the time outstanding under either of the Plans, nor adversely affect the rights of any individual with respect to the Common Shares issued pursuant to the Restricted Plan prior to such action, and the Board may not, without the approval of the Company’s shareholders, (i) increase the maximum number of shares issuable under the Option Plan or the Restricted Plan, except for permissible adjustments in the event of certain changes in the Company’s capitalization, (ii) materially increase the benefits accruing to Participants in the Plans or (iii) materially modify the eligibility requirements for participation therein.

Description of Share Issuance Program

Common Shares will be issued to eligible individuals under the Share Issuance Program upon such terms and conditions and for such numbers of shares as is determined by the relevant Plan Administrator and may be fully vested upon issuance or may vest over such period of time as such Plan Administrator deems appropriate. Shares may be issued under the Share Issuance Program for such consideration as the relevant Plan Administrator may from time to time determine, provided that in no event may shares be issued for consideration other than (i) cash or cash equivalents; (ii) Common Shares valued at fair market value; (iii) the promissory note of the purchaser payable to the Company’s order, which may be subject to cancellation by the Company in whole or in part upon such terms or conditions as the Plan Administrator may determine; or (iv) payment effected through a broker-dealer sale and remittance procedure.

If a Participant is issued shares under the Share Issuance Program which are not fully vested at the time of issuance, then such shares will be subject to certain repurchase rights of the Company, exercisable in the event the individual ceases to retain his/her employee or service status for any reason, and will allow the Company to repurchase the Participant’s unvested shares at the lesser of (i) the original purchase price paid by such individual or (ii) if such shares are subject to the Company’s first refusal rights, the fair market value of such shares appropriately discounted for the Company’s first refusal rights. The vesting schedule applicable to each issuance will be determined by the relevant Plan Administrator at the time of issuance. The relevant Plan Administrator may accelerate the vesting of the issued shares, in whole or in part, at the time of the participant’s termination.

The issued shares may, in the discretion of the relevant Plan Administrator, be subject to a permanent right of first refusal. Prior to any sale or other disposition of the shares subject to such right, the Participant must first offer to sell the shares to the Company (or its assigns) at a price equal to the difference between the fair market value of the shares on the date of repurchase (determined in accordance with the normal valuation provisions of the Restricted Plan, without regard to the Company’s permanent right of first refusal) and the price differential determined by the relevant Plan Administrator at the time of issuance.

Common Shares issued pursuant to the MICP and the CICP are issued under the Share Issuance Program.

Federal Income Tax Consequences

The following discussion summarizes the principal federal income tax consequences of the Plans. This discussion is based on current provisions of the Code, the Treasury regulations promulgated thereunder, and administrative and judicial interpretations thereof. The summary does not address any foreign, state or local tax consequences of participation in the Plans.

Share Options.    In general, the grant of an option will not be a taxable event to the recipient and it will not result in a deduction to the Company. The tax consequences associated with the exercise of an option and the subsequent disposition of Common Shares acquired on the exercise of such option depend on whether the option is an incentive stock option or a non-qualified stock option.

Upon the exercise of a non-qualified stock option, the Participant will recognize ordinary taxable income equal to the excess of the fair market value of the Common Shares received upon exercise over the exercise price. The Company will generally be able to claim a deduction in an equivalent amount. Any gain or loss upon a subsequent sale or exchange of the Common Shares will be capital gain or loss, long-term or short-term, depending on the holding period for the Common Shares.

Generally, a Participant will not recognize ordinary taxable income at the time of exercise of an incentive stock option and no deduction will be available to the Company, provided the option is exercised while the Participant is an employee or within three months following termination of employment (longer, in the case of disability or death). If an incentive stock option granted under the Option Plan is exercised after these periods, the exercise will be treated for federal income tax purposes as the exercise of a non-qualified stock option. Also, an incentive stock option granted under the Option Plan will be treated as a non-qualified stock option to the extent it (together with other incentive stock options granted to the Participant by the Company) first becomes exercisable in any calendar year for Common Shares having a fair market value, determined as of the date of grant, in excess of $100,000.

If Common Shares acquired upon exercise of an incentive stock option are sold or exchanged more than one year after the date of exercise and more than two years after the date of grant of the option, any gain or loss will be long-term capital gain or loss. If Common Shares acquired upon exercise of an incentive stock option are disposed of prior to the expiration of these one-year or two-year holding periods (a “Disqualifying Disposition”), the Participant will recognize ordinary income at the time of disposition, and the Company will generally be entitled to a deduction, in an amount equal to the excess of the fair market value of the Common Shares at the date of exercise over the exercise price. Any additional gain will be treated as capital gain, long-term or short-term, depending on how long the Common Shares have been held. Where Common Shares are sold or exchanged in a Disqualifying Disposition (other than certain related party transactions) for an amount less than their fair market value at the date of exercise, any ordinary income recognized in connection with the Disqualifying Disposition will be limited to the amount of gain, if any, recognized in the sale or exchange, and any loss will be a long-term or short-term capital loss, depending on how long the Common Shares have been held.

Although the exercise of an incentive stock option as described above would not produce ordinary taxable income to the Participant, it would result in an increase in the Participant’s alternative minimum taxable income and may result in an alternative minimum tax liability.

If an option is exercised through the use of Common Shares previously owned by the Participant, such exercise generally will not be considered a taxable disposition of the previously owned shares and, thus, no gain or loss will be recognized with respect to such previously owned shares upon such exercise. The amount of any built-in gain on the previously owned shares generally will not be recognized until the new shares acquired on the option exercise are disposed of in a sale or other taxable transaction.

Share Awards.    A Participant who receives a share award will generally recognize ordinary income at the time that they “vest”, i.e., either when they are not subject to a substantial risk of forfeiture or when they are freely transferable. The amount of ordinary income so recognized will be the fair market value of the Common Shares at the time the income is recognized (determined without regard to any restrictions other than restrictions which by their terms will never lapse), less the amount, if any, paid for the shares. This amount is generally deductible for federal income tax purposes by the Company. Dividends paid with respect to Common Shares that are nonvested will be ordinary compensation income to the Participant (and generally deductible by the Company). Any gain or loss upon a subsequent sale or exchange of the Common Shares, measured by the difference between the sale price and the fair market value on the date restrictions lapse, will be capital gain or loss, long-term or short-term, depending on the holding period for the Common Shares. The holding period for this purpose will begin on the date following the date restrictions lapse.

In lieu of the treatment described above, a Participant may elect immediate recognition of income under Section 83(b) of the Code. In such event, the Participant will recognize as income the fair market value of the restricted shares at the time of grant (determined without regard to any restrictions other than restrictions which by their terms will never lapse), and the Company will generally be entitled to a corresponding deduction. Dividends paid with respect to shares as to which a proper Section 83(b) election has been made will not be deductible to the Company. If a Section 83(b) election is made and the shares are subsequently forfeited (i.e., they do not meet the conditions for “vesting”), the Participant will not be entitled to any offsetting tax deduction.

Share Appreciation Rights.    With respect to share appreciation rights under the Plans, generally, when a Participant receives payment with respect to a share appreciation right granted to him or her under the Plans, the amount of cash and the fair market value of any other property received will be ordinary income to such Participant and will be allowed as a deduction for federal income tax purposes to the Company.

Payment of Withholding Taxes.    The Company may withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy any federal, state or local withholding tax requirements associated with awards under the Plan.

Limitation on Compensation in Excess of $1 Million.    Section 162(m) of the Code generally limits the deductible amount of annual compensation paid (including, unless an exception applies, compensation otherwise deductible in connection with awards granted under the Plan) by a public company to a “covered employee” (i.e., the chief executive officer and four other most highly compensated executive officers of the Company) to no more than $1 million. The Company currently intends to structure share options granted under the Plans to comply with the exception to nondeductibility under Section 162(m) of the Code. See “Compensation Committee Report on Executive Compensation.”

EQUITY COMPENSATION PLAN INFORMATION

We show below information as of December 31, 2005 on equity compensation plans under which our common shares are authorized for issuance.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	5,407,096	$6.284	4,086,153
Equity compensation plans not approved by security holders	15,000	$4.699	0

Total	5,422,096	$6.280	4,086,153

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s executive officers and directors to file initial reports of ownership and changes in ownership with the SEC and The Nasdaq Stock Market. Such executive officers and directors are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based on a review of the copies of the forms furnished to the Company and written representations from the Company’s executive officers and directors, all persons subject to the reporting requirements of Section 16(a) filed the required reports with respect to 2005 on a timely basis.

OTHER MATTERS

The Board of Directors does not know of any matters to be presented at this annual general meeting other than those set forth in this proxy statement and in the notice accompanying this proxy statement. If other matters should properly come before the meeting, it is intended that the proxy holders will vote on such matters in accordance with their best judgment.

It is important that your Common Shares be represented at the meeting, regardless of the number of Common Shares which you hold. You are, therefore, urged to promptly execute and return the accompanying proxy in the postage prepaid envelope which has been enclosed for your convenience or appoint a proxy by telephone or through the Internet.

SHAREHOLDER PROPOSALS AND OTHER COMMUNICATIONS

A shareholder who intends to present a proposal at the 2007 meeting of shareholders must submit such proposal by November 30, 2006, to the Company for inclusion in the Company’s 2006 proxy statement and proxy card relating to such meeting. The proposal must be mailed to the Company’s principal office, at 2910 Seventh Street, Berkeley, California 94710, Attention: Secretary. Under Bermuda law, shareholders holding not less than 5% of the total voting rights or 100 or more registered shareholders together may require the Company to give notice to shareholders of a proposal to be submitted at an annual general meeting. Generally, notice of such a proposal must be received at our registered office in Bermuda not less than six weeks before the date of the meeting and must otherwise comply with the requirements of Bermuda law.

For all other shareholder communications with the Board of Directors or a particular director, a shareholder may send a letter to the Company’s principal office, at 2910 Seventh Street, Berkeley, California 94710, Attention: Secretary. The mailing envelope must contain a clear notation indicating that the enclosed letter is a “Shareholder-Board Communication” or “Shareholder-Director Communication.” The letter must identify the author as a shareholder and clearly state whether the intended recipients are all members of the Board of Directors or just certain specified individual directors.

By Order of the Board of Directors,

Christopher J. Margolin Secretary

April 13, 2006

Berkeley, California

XOMA LTD.

2910 SEVENTH STREET

BERKELEY, CA 94710

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints JOHN L. CASTELLO and CHRISTOPHER J. MARGOLIN, and each of them, with full power of substitution, as the proxy or proxies of the undersigned to vote all Common Shares of XOMA Ltd. which the undersigned is entitled to vote at the annual general meeting of shareholders of XOMA Ltd. to be held at The Claremont Hotel, Ashby and Domingo Avenues, Berkeley, California on May 23, 2006, at 9:00 a.m. local time, and at any adjournment or postponement thereof, with all powers that the undersigned would have if personally present thereat:

This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR Proposals 1, 2 and 4 through 6.

(Continued, and to be marked, dated and signed, on other side)

Address Change/Comments (Mark the corresponding box on the reverse side)

Δ FOLD AND DETACH HERE Δ

YOU CAN VOTE IN ONE OF TWO WAYS:

1.	Call TOLL FREE 1-866-540-5760 on a touch tone telephone and follow the instructions on the reverse side. There is NO CHARGE to you for this call.

2.	Mark, sign and date your proxy card and return it promptly in the enclosed envelope.

Please Mark Here for Address Change or Comments	☐
SEE REVERSE SIDE

		FOR all nominees (except as marked to the contrary)	WITHHOLD AUTHORITY to vote for all nominees		(The Board of Directors recommends a vote FOR.)

1. Election of Directors		☐	☐	2. Proposal to appoint Ernst & Young LLP to act as the Company’s independent auditors for the 2006 fiscal year and authorize the Board to agree to such auditors’ fee.	FOR ☐	AGAINST ☐	ABSTAIN ☐
01 James G. Andress 03 John L. Castello 05 Arthur Kornberg, M.D. 07 W. Denman Van Ness	02 William K. Bowes, Jr. 04 Peter Barton Hutt 06 Patrick J. Scannon, M.D., Ph.D. 08 Patrick J. Zenner
3. No vote is required to receive the Company’s audited financial statements for the 2005 fiscal year.

4.   Proposal to approve an amendment to the Company’s Restricted Share Plan to eliminate the provisions thereof that permit the issuance of shares at a price, and the granting of options with an exercise price, representing a discount to the fair market price of the common shares on the date of issuance or grant, as the case may be.

					FOR ☐	AGAINST ☐	ABSTAIN ☐

5.   Proposal to approve amendments to the Company’s 1981 Share Option Plan and Restricted Share Plan to increase the number of shares issuable over the terms of the two plans by 3,450,000 shares to 14,600,000 shares in the aggregate.

					FOR ☐	AGAINST ☐	ABSTAIN ☐

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This proxy will be voted in the election of directors in the manner described in the proxy statement for the 2006 annual meeting of shareholders. (INSTRUCTION: To withhold authority to vote for one or more individual nominees, write such name or names in the space provided below.)

6.   Proposal to approve an amendment to the Company’s Restricted Share Plan to increase the number of shares issuable over the term of the plan by 750,000 shares (which shares will come out of the 3,450,000 share increase referred to in item 5 above) to 2,250,000 shares in the aggregate.

	FOR ☐	AGAINST ☐	ABSTAIN ☐

7. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting and at any adjournment or postponement thereof.

Dated: , 2006

Signature of Shareholder

Signature if held jointly

Please sign exactly as name appears above. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized person.

***IF YOU WISH TO VOTE BY TELEPHONE, PLEASE READ THE INSTRUCTIONS BELOW ***	PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

Δ FOLD AND DETACH HERE Δ

Vote by Telephone or Mail

24 Hours a Day, 7 Days a Week

Telephone voting is available through 11:59 PM Eastern Time

the business day prior to annual meeting day.

Your Telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Telephone 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.	OR	Mail Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

If you vote your proxy by telephone,

you do NOT need to mail back your proxy card.

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